Exhibit 99.1

Cindy Demers – Corporate and Government Affairs
(480) 754-4090

Stephen Blum – Investor Relations
(480) 754-5040

The Dial Corporation Increases Quarterly Dividend 125%
and Announces $100 Million Stock Repurchase Program

Continues to Seek Acquisitions

     Scottsdale, Ariz., August 7, 2003 – The Dial Corporation (NYSE: DL) today announced that its Board of Directors, following its annual strategic planning meeting, has decided to increase the Company’s quarterly dividend and initiate a stock repurchase program. In particular, the Board approved a 125 percent increase in the Company’s quarterly dividend rate. The quarterly cash dividend will increase from $0.04 per share to $0.09 per share. The Board declared a dividend at the new $0.09 per share rate payable on October 16, 2003 to stockholders of record at the close of business on September 15, 2003.

     The Board of Directors also authorized the Company to repurchase up to $100 million of its common stock over a two-year period. The repurchases may occur from time to time in open market or privately negotiated transactions. The repurchase program may be suspended at any time without notice.

(more)

The timing of repurchases and the actual number of shares repurchased will depend upon market conditions, alternative uses of capital and other considerations. The Company expects to use any repurchased shares under employee benefit and stock option programs and for other general corporate purposes.

     “As part of its continuing review of capital allocation alternatives, our Board of Directors believes that this significant dividend increase and stock repurchase program are consistent with our objective of delivering top-tier shareholder value and attracting stable, long-term shareowners,” stated Herbert M. Baum, Dial’s chairman, chief executive officer and president. Mr. Baum continued, “In addition, even after taking these actions, our strong free cash flow and balance sheet will allow us to continue to evaluate acquisition opportunities that we believe will further enhance shareowner value.”

     The Dial Corporation, headquartered in Scottsdale, Ariz., is one of America’s leading manufacturers of consumer products, including Dial® soaps, Purex® laundry detergents, Renuzit® air fresheners and Armour® Star canned meats. Dial products have been in the marketplace for more than 100 years. For more information about The Dial Corporation, visit the Company’s Web site at www.dialcorp.com.

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